Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Gramercy Property Trust (formerly known as Chambers Street Properties) on Form S-3 of our reports dated March 2, 2015, relating to the consolidated financial statements and financial statement schedule of Chambers Street Properties and subsidiaries (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph relating to changes in the method of accounting for and disclosure of discontinued operations for the year ended December 31, 2014 due to the adoption of Accounting Standards Update 2014-08 and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Chambers Street Properties for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA
December 22, 2015